Exhibit 10.141

January 3, 2014

Greg Williams, Ph.D.

50 Old Colony Road

Bernardsville, New Jersey 07924

Dear Greg:

On behalf of Radius Health, Inc. (the “Company”), with offices at 201 Broadway, Cambridge, MA, 02139, I am pleased to offer you full-time employment with the Company effective as of January 6, 2014.  You will serve as the Chief Development Officer of the Company effective upon the commencement of your employment with the Company.  This position will report to the Chief Executive Officer.

In the course of your employment with Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations.  The term “Agreement” as used below shall mean this letter agreement.

Cash Compensation

In this position, you will earn a salary at the semi-monthly rate of $13,541.66, annualized at a rate of $325,000, or such greater amount as subsequently determined by the Board of Directors of the Company (your “Annual Base Salary”).  All compensation amounts payable pursuant to this Agreement shall be subject to all applicable tax and other withholdings.

In addition, subject to approval of the Board of Directors of the Company (the “Board”), you will be eligible for an annual discretionary bonus (your “Annual Bonus”), which Annual Bonus shall be targeted at 30% (your “Target”) of your Annual Base Salary, subject to pro-ration during any year in which you are employed for less than the full year.  The Board also has the discretion to award a bonus in excess of your Annual Target Bonus for exemplary performance.  Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Company.  Annual Bonuses shall be paid to you when generally paid to other senior executives of the Company.

You will also be entitled to reimbursement of all business expenses reasonably incurred in connection with the performance of your functions and duties under this Agreement, subject to the Company’s expense reimbursement policy in effect from time to time.

Equity Incentive

Subject to approval by the Board and within a reasonable time after the commencement of your employment, the Company will grant to you an initial stock option (the “Initial Option”) under the Radius Health, Inc. 2011 Equity Incentive Plan (the “Plan”) for the purchase of 400,000 shares of common stock of the Company (“Common Stock”) at a price per share equal to the fair market value of such Common Stock, as determined by the Board at the time of such approval.  The Initial Option shall be subject to all terms and other provisions set forth in the Plan and in a separate option agreement which option agreement will include a provision that provides for accelerated vesting immediately prior to the date of a Change of Control (as defined in the Plan, except that clause (d) of such definition shall not constitute a Change of Control) of 50% of the then unvested portion of the Initial Option, subject to your continued employment with the Company through such date. The vesting schedule will be 25% after 1 year, and then quarterly over the following three years. In addition, you will be eligible to receive annual equity awards in the discretion of the Company and the terms of any such awards will be substantially similar to the terms provided to similarly situated employees of the Company.

Benefits

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its similarly situated-employees generally, including group health plans, life, disability and AD&D insurances, a 401k plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefits and plans.  You will be eligible to accrue up to 20 days of vacation (in addition to Company holidays), which will accrue over the first year of your employment and may be used with the advance approval of the Chief Executive Officer.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Term and Termination

a.             Term.  This Agreement shall commence on the commencement of your employment with the Company and may be terminated at any time by you or by the Company with or without cause, subject to the severance provisions set forth below. You and the Company acknowledge and agree that your employment is and shall continue to be at-will and that nothing in this Agreement shall confer upon you any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company’s right to terminate your employment at any time.

b.             Termination Upon Death or Disability.  Your employment shall terminate automatically upon your death.  If the Company determines in good faith that your Disability, as defined below, has occurred during the term of this Agreement, it may give you written notice of its intention to terminate your employment.  In such event, your employment shall terminate effective on the 30th day after you receive such notice, provided that, within the 30 days after receipt of such notice, you shall not have returned to full-time performance of your duties.  For purposes of this Agreement, “Disability” shall mean your inability to perform the essential duties of your job on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.  Upon termination as the result of Disability, the Company shall have no further obligations to you other than to pay your Base Salary, any Annual Bonus earned but unpaid as of the date of termination for any previously completed year of employment including, but not limited to, the prior performance year Annual Bonus as provided in clause d(i) below, accrued, unused vacation time through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by you prior to the date of such termination, and all other payments and benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program including, but not limited to, any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination (unless provided otherwise in the applicable plan or program) or earlier if required by applicable law (collectively, the “Accrued Obligations”).

c.             Termination for Cause or without Good Reason.  The Company may terminate your employment at any time during the term of this Agreement for Cause, as defined below, and you may resign from employment without Good Reason, as defined below, and the Company shall have no obligations to you other than to pay your Accrued Obligations.

d.             Termination without Cause or for Good Reason.  The Company may terminate your employment at any time during the term of this Agreement without Cause (as defined below, which shall not include termination due to Disability) or you may terminate your employment with Good Reason (as defined below) within 90 days following an event that constitutes Good Reason, by notifying the other party in writing of its/your intent to terminate your employment without Cause or for Good Reason, and you shall be entitled to receive, in addition to your Accrued Obligations (for the avoidance of doubt, without duplication to the amount provided under clause d(i)) and subject to subsection (e) regarding the Release:

(i)  To the extent not yet paid, the Annual Bonus that the Board determines in good faith to award you for performance in the calendar year immediately prior to the year in which your termination occurs if the Company has not yet determined the amount of your Annual Bonus as of the date of your termination, or the amount of the Annual Bonus as already determined by the Board for the performance year, which amount, if any, shall be paid on the First Payment Date (as defined below);

(ii) A pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination if the Board determines, in good faith, to award you an Annual Bonus for such calendar year, which amount, if any, shall be paid on the later of (A) the First Payment Date, or (B) the date of the next regular payroll payment date after the Board determines to pay you such pro-rata Annual Bonus;

(iii) An aggregate amount equal to 9/12 of your Annual Base Salary, which amount shall be paid over the nine-month period following the date of your termination in accordance with the Company’s normal payroll procedures;

(iv)  Direct payment to the carrier for or reimbursement to you for the premiums necessary for you to continue to participate in the Company’s then applicable group medical plan, as it may be changed from time to time, for the six month period immediately following your termination (the “COBRA Payment Period”); provided, that, if at any time the Company determines that its payment of premiums on your behalf would result in a violation of applicable law, then in lieu of paying such premiums, the Company shall pay to you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, which payment will be made without regard to the your payment of COBRA premiums; and

(v) In the event such termination occurs within twelve (12) months immediately following a Change of Control (as defined in the Plan, except that clause (d) of such definition shall not constitute a Change of Control), (y) vesting acceleration of all outstanding equity awards of the Company held by you, and (z) in lieu of any potential payment under clause (ii) above, a pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination, at Target, which amount shall be paid on the later of (A) the First Payment Date, or (B) the date that the Company pays annual bonuses to its other, similarly situated employees, in respect of performance during such calendar year, but in no event later than March 15 of the calendar year following the year in which your employment terminates.

For purposes of this Agreement, “Cause” shall mean: (i) your commission of an act of fraud, embezzlement or theft against the Company; (ii) your conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties as an employee of the Company, which is not cured by you, to the extent it can be cured, within 30 days after written notice thereof to you by the Company; (iv) your material breach of this Agreement or any other material agreement between you and the Company, provided that the Company has sent you a written notice containing a detailed explanation of the conduct or omissions that gave rise to the breach and you fail to substantially cure such breach within 30 days following the date of such notice; or (v) your gross negligence, willful misconduct or any other act of willful disregard for the Company’s best interests, which is not cured by you, to the extent it can be cured, within 30 days after written notice thereof to you by the Company.  Notwithstanding the foregoing, you shall not have the right to cure a breach that occurs within twelve months following a similar breach that you attempted to cure.

For purposes of this Agreement, “Good Reason” shall mean, without your written consent: (i) any failure by the Company to comply with any of the provisions of this Agreement relating to Base Salary, Annual Bonus or equity compensation under this Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from you; (ii) a material diminution in your duties, responsibilities or authority; (iii) a requirement that you report to a corporate officer or employee other than the Chief Executive Officer, and (iv) a material breach by the Company of any material written agreement between the Company and you.  In order for a termination of employment by you to be considered to have been made for Good Reason, you must first provide the Company with notice of your intent to resign for Good Reason within ninety days following the date of the applicable Good Reason event, which notice shall provide a detailed explanation of what events triggered Good Reason, and the Company must fail to substantially cure such Good Reason events within 30 days following the date of such notice and you must resign your employment for Good Reason within 30 days following the end of such cure period, if the Company has failed to cure.

e.             Release of Claims.  Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by the Company of the termination payments and benefits provided for in this Agreement as the result of a termination of your employment (other than the Accrued Obligations), and as a condition to such payments, you must sign and not revoke a general release of all potential claims your may have against the Company or any of its affiliates in the form annexed to this letter (the “Release”), which Release must be signed on or following your date of termination and become effective within thirty (30) days following the date of your termination.  For purposes of this Agreement, the “First Payment Date” shall mean the first normal payroll payment date falling on or after the thirtieth (30th) day after the date of termination of your employment with the Company and notwithstanding anything in this Agreement to the contrary, any severance payments that would have been paid before the First Payment Date, shall be paid on the First Payment Date and the vesting acceleration shall not occur until the date the Release becomes effective.

Tax Liability

Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of your employment with the Company, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”)), (B) if it is determined by the Company that you are a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after your termination date, (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).  Anything in this Agreement notwithstanding, you will not be entitled to any severance payments or benefits under this Agreement unless your termination of employment also constitutes a “separation from service” within the meaning of the regulations under Section 409A of the Code.  Each payment under this Agreement shall be considered a separate and distinct payment for purposes of Section 409A of the Code.

Services to Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Company.  Your duties may require reasonable business travel as determined by the Chief Executive Officer.  The Company acknowledges that you do not plan to relocate your residence in connection with this employment, that you generally plan to be present at the Company’s offices outside of NJ up to two to three days per week and that you may work from alternative locations during the remainder of the week.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•                  Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

•                  Your return of the enclosed copy of this letter and the Company’s standard Confidentiality and Non-Competition Agreement.  By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

a.             This Agreement is personal to you and without the prior written consent of the Company you shall not assign your obligations under this Agreement, otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

b.             This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described below.

c.             The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

Indemnification.

The Company will indemnify you to an extent that is not materially less favorable than the indemnification provisions in its charter and by-laws as in effect as of the date hereof, with respect to any action suit or proceeding to which you are made, or threatened to be made, a party by reason of the fact that you are or were an officer of the Company.  In addition, during the term of your employment, the Company shall maintain a directors and officers insurance policy upon such terms and in such amount as shall be determined by the Company.  This paragraph shall terminate automatically and have no further force or effect upon the consummation of a Change of Control (as defined in the Plan).

Applicable Law

This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding its choice of law rules to the contrary.

Notice

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.

Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

If you accept this offer, this Agreement and the Confidentiality and Non-Competition Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or the Confidentiality and Non-Competition Agreement or contrary to those contained in this Agreement or the Confidentiality and Non-Competition Agreement that may have been made to you are expressly cancelled and superseded by this offer.  Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

I look forward to you accepting this offer and to a mutually rewarding relationship.

Sincerely,

/s/ Robert E. Ward

Robert E. Ward
President and Chief Executive Officer

I accept the above-described Agreement, on the terms set forth therein.

Dated: January 5, 2013	/s/ Gregory E. Williams
Signature

Annex

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Radius Health, Inc. (the “Company”) and Greg Williams, Ph.D. (“Executive”) agree:

1.             Last Day of Employment.  Executive’s last day of employment with Employer was [INSERT DATE] (the “Termination Date”).  In addition, effective as of the Termination Date, Executive ceased to serve as the Chief Development Officer of the Company and its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Executive’s offer letter from the Company dated January 3, 2014 (the “Offer Letter”).  Executive further acknowledges and agrees that from and after the date Executive executes this Agreement and General Release, Executive will not represent (and since the Termination Date the Executive has not represented) Executive as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose.  In addition, effective as of Termination Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates.  These resignations will become irrevocable as set forth in Section 3 below.

2.             Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with the Offer Letter.

3.             Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Chief Executive Officer, Radius Health, Inc., 201 Broadway, 6th Floor, Cambridge, MA 02139, or his designee.  This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive executes it, unless earlier revoked by Executive in accordance with this Section 3 (the “Effective Date”).

4.             General Release of Claims.  (A) Executive and the Executive’s heirs, executors, administrators, successors and assigns knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as “Employer”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against Employer, which the Executive has, has ever had or may have as of the date of Executive’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                              Title VII of the Civil Rights Act of 1964, as amended;

•                              The Civil Rights Act of 1991;

•                              Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                              The Employee Retirement Income Security Act of 1974, as amended;

•                              The Immigration Reform and Control Act, as amended;

•                              The Americans with Disabilities Act of 1990, as amended;

•                              The Age Discrimination in Employment Act of 1967, as amended;

•                              The Older Workers Benefit Protection Act of 1990;

•                              The Worker Adjustment and Retraining Notification Act, as amended;

•                              The Occupational Safety and Health Act, as amended;

•                              The Family and Medical Leave Act of 1993;

•                              Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts or State of New Jersey;

•                              Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•                              Any public policy, contract, tort, or common law; or

•                              Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Executive’s rights under the provisions of the Offer Letter which are intended to survive termination of employment; (iii) Executive’s rights as a stockholder; or (iv) any rights of Executive to indemnification as a Director or Officer of the Company.

5.             No Claims Permitted.  Executive waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this Agreement and General Release bars the Executive from recovering monetary relief from Employer in connection with any charges or complaints which are not waived hereunder).

6.             Affirmations.  Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum.  Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as may be specifically provided in the Offer Letter. Executive also affirms Executive has no known workplace injuries.

7.             Cooperation; Return of Property.  Executive agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which

Executive has knowledge.  Employer will reimburse the Executive for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer.  Executive represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

8.             Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.  In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.             No Admission of Wrongdoing.  Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.          Non-Disparagement. Executive and Employer (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Executive and Employer may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 10 shall preclude Employer or Executive from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

11.          Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12.          Entire Agreement.  This Agreement and General Release and the Confidentiality Agreement (as defined in the Offer Letter) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Offer Letter which are intended to survive termination of the Offer Letter shall survive and continue in full force and effect.  Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

13.          ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

[signature page follows]

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT EXECUTIVE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE OFFER LETTER, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

RADIUS HEALTH, INC.

By:
Name:
Its:

Date:

EXECUTIVE

Greg Williams, Ph.D.

Date: